Exhibit 99.01

Press Release
www.shire.com

Director Share Dealings

November 14, 2013 - Shire plc (LSE: SHP, NASDAQ: SHPG) announces it was notified today that Flemming Ornskov, MD, Chief Executive Officer of the Company, acquired 22,000 ordinary shares of 5 pence each in the Company (“Shares”) on November 13, 2013 at an average price of £28.19 per share.  The transaction took place on the London Stock Exchange.

Following the above transaction, Dr Ornskov holds 22,000 Shares. He also holds awards of Stock Appreciation Rights, Performance Shares and Deferred Shares over 124,893 ADSs. One ADS is equal to three Shares.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal, Internal Medicine and Regenerative Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX